Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, August 3, 2021

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2021 RESULTS

Quarter Highlights:
•Record Q2 2021 bookings of 46,900 units up 10.6% from Q1 2021 (prior record) bookings and significantly higher than pandemic-affected bookings of 14,300 units in Q2 2020
•Q2 2021 consolidated shipments increased 12.9% and revenues increased 17.0% from abnormally low Q2 2020 unit shipment and revenue levels that resulted from prior-year, pandemic-related plant shutdowns, primarily in EMEA
•Despite record booking and backlog levels, Q2 2021 shipments severely affected by component availability
•Q2 2021 consolidated operating profit decreased to $5.9 million from $8.7 million in Q2 2020 as a result of material and freight cost inflation of $11.0 million, $5.0 million of manufacturing variances resulting largely from component shortages and higher operating expenses resulting from the elimination of cost containment actions taken in 2020, the impact of which is estimated to be approximately $14 million
•Q2 2021 net income of $1.9 million, or $0.11 per share, decreased from $3.6 million, or $0.21 per share, in Q2 2020

    Cleveland, Ohio, August 3, 2021 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $765.6 million and consolidated net income of $1.9 million, or $0.11 per diluted share, for the second quarter of 2021 compared with consolidated revenues of $654.4 million and consolidated net income of $3.6 million, or $0.21 per diluted share, for the second quarter of 2020. Consolidated operating profit decreased to $5.9 million in 2021 from $8.7 million in 2020. Operating profit in the 2021 second quarter included the recognition of $6.3 million of income from a favorable court ruling in Brazil regarding social contribution taxes previously imposed on material purchases. This favorable income was more than offset by the absence of $8.3 million of government COVID-related subsidies received in the second quarter of 2020.
For the six months ended June 30, 2021, the Company reported consolidated revenues of $1.5 billion and net income of $7.5 million, or $0.45 per diluted share, compared with consolidated revenues of $1.4 billion and net income of $18.9 million, or $1.13 per diluted share, for the first six months of 2020. Consolidated operating profit was $9.0 million for the first half of 2021 compared with $28.9 million for the first half of 2020.
The lift truck market continued to grow, but at a more moderate pace in the 2021 second quarter. However, continuing global supply chain and logistics constraints caused significant component shortages, as well as significant material and freight cost inflation. These supply chain and logistics constraints had a severe impact on the Company's ability to ship products, especially higher-priced products, out of backlog, and this, coupled with constantly rising material and logistics costs, led to a substantial decrease in margins, which are reflected in the Company's second quarter operating profit. Due to these factors, both the Company's 2021 second quarter consolidated operating profit and consolidated net income were significantly lower than expected and lower than the 2021 first quarter.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the second quarter of 2021 and 2020:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q2 2021	Q2 2020	Q2 2021	Q2 2020	Q2 2021	Q2 2020
Revenues	$719.2	$622.9	$84.8	$64.2	$0.3	$0.7
Operating Profit (Loss)	$15.4	$17.0	$(0.4)	$(0.5)	$(9.0)	$(8.3)
Net Income (Loss)	$9.3	$10.9	$(0.6)	$(0.6)	$(6.6)	$(5.8)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended June 30, 2021	Quarter Ended March 31, 2021	Quarter Ended June 30, 2020
Unit Shipments	22,700	22,300	20,100
Unit Bookings	46,900	42,400	14,300
Unit Bookings $ Value	$1,070	$970	$315
Unit Backlog	84,900	60,700	31,500
Unit Backlog $ Value	$2,070	$1,520	$810
    Bookings in the second quarter of 2021 compared to the 2020 second quarter were significantly higher and shipments increased 12.9% over the same period primarily as a result of the abnormally low production levels experienced in the prior year due to pandemic-related plant shutdowns that occurred in the 2020 second quarter and other various measures taken to limit the spread of COVID-19.
Bookings in the current quarter, as well the 2021 first quarter, continued to rise and were significantly higher than pre-pandemic levels as a result of increased market demand due to higher economic activity and pandemic-related pent-up demand, share gains, long lead times and the pull forward of orders ahead of price increases. However, despite bookings which far exceeded expectations and historical bookings, unit shipments were only modestly higher than the 2021 first quarter due to component shortages, delays due to logistics issues and supplier constraints. These factors led to another significant increase in backlog over the 2021 first quarter, and to a historically high backlog level, which is extending delivery lead times substantially.
The average bookings sales price per unit was comparable to the 2021 first quarter but increased over the prior-year quarter as the Company has continued to increase prices to offset material and freight cost inflation. Nevertheless, the current average sales price per unit of backlog decreased compared with prior quarters as the Company experienced a change in the mix of products due in part to a significant increase in orders for lower-priced trucks in the Americas.

Geographic Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q2 2021	Q2 2020	Q2 2021	Q2 2020	Q2 2021	Q2 2020
Unit Shipments	13,000	13,100	5,900	4,400	3,800	2,600
Revenues	$479.1	$454.8	$175.1	$120.1	$65.0	$48.0
Operating Profit (Loss)	$13.6	$23.3	$3.7	$(2.8)	$(1.9)	$(3.5)
**The Americas geographic segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Americas Results
Revenues in the Americas segment increased 5.3% to $479.1 million in the second quarter of 2021 from $454.8 million in the second quarter of 2020. Revenues increased primarily as a result of higher parts volumes, an increase in fleet management services and the favorable effect of price increases put in place to mitigate the impact of material cost inflation. Unit shipments were comparable to the prior-year second quarter. Increases in shipments of Class 5 trucks, primarily lower-capacity internal-combustion engine trucks, and Class 2 warehouse trucks were offset by fewer shipments of Class 1 electric counterbalanced trucks, Class 3 electric warehouse trucks and Class 4 internal-combustion engine trucks.
Operating profit in the Americas significantly decreased to $13.6 million in the second quarter of 2021 from $23.3 million in the second quarter of 2020 due to an increase in operating expenses mainly resulting from the reinstatement of pre-pandemic salaries and benefits that were suspended in 2020 and a decrease in gross profit. Gross profit declined primarily due to material cost inflation and increased freight costs of $11.6 million, net of price increases of $4.2 million, a shift in sales mix to lower-margin lift trucks and higher manufacturing costs of $3.7 million resulting from inefficiencies associated with component shortages. The decrease in gross profit was partly offset by the realization of higher margins on parts sales and a favorable court ruling which generated $6.3 million of income associated with social contribution taxes previously imposed on material purchases.

EMEA Results
Revenues for the EMEA segment increased 45.8% to $175.1 million in the second quarter of 2021 from $120.1 million in the second quarter of 2020 primarily as a result of higher unit and parts volumes and favorable currency movements of $15.5 million due to the translation of revenues into U.S. dollars. Unit shipments increased over the prior-year quarter by approximately 1,500 units mainly because the prior year included approximately six weeks of pandemic-related plant shutdowns. Unit shipments increased in all classes except lower-capacity Class 5 lift trucks.
Despite the absence of $4.7 million of government COVID-related support incentives received in the prior year, EMEA operating profit increased to $3.7 million in the second quarter of 2021 from an operating loss of $2.8 million in the second quarter of 2020. The increase was primarily the result of a substantial improvement in gross profit partially offset by higher operating expenses mainly resulting from the reinstatement of pre-pandemic salaries and employee benefits. Gross profit improved primarily due to an increase in unit and parts volumes, the favorable effect of currency exchange rates and higher prices implemented to partially offset increases in material and freight costs.

JAPIC Results
Revenues in the JAPIC segment increased 35.4% to $65.0 million in the second quarter of 2021 from $48.0 million in the second quarter of 2020. Revenues increased primarily due to higher unit volumes resulting from an increase in shipments of approximately 1,200 units over the prior year, which were significantly affected by the COVID-19 pandemic and the resulting decline in 2020 global economic activity. The increase in unit volume was driven by higher shipments in all lift truck classes except lower-capacity Class 5 internal-combustion engine counterbalanced lift trucks. Favorable currency movements of $5.2 million also contributed to the improvement in revenues.
Despite continuing COVID-19 pressures, JAPIC generated a lower operating loss of $1.9 million in the second quarter of 2021 compared with an operating loss of $3.5 million in the second quarter of 2020. The improvement in JAPIC's operating results was primarily due to an increase in gross profit as a result of higher unit volumes and the favorable effect of currency exchange rates partially offset by a shift in mix to lower-margin products.

Bolzoni Results
During the second quarter of 2021, Bolzoni's revenues increased to $84.8 million from $64.2 million in the second quarter of 2020, primarily as a result of higher sales volumes, as revenues in 2020 were unfavorably affected by extended pandemic-related plant closures in Bolzoni's European facilities in the first half of the 2020 second quarter and a significant decline in global economic activity, and favorable currency movements of $1.9 million from the translation of sales into U.S. dollars. Fewer shipments of component parts from Bolzoni's Sulligent, Alabama plant due to pandemic-related supply chain constraints partially offset the revenue increase.
Bolzoni's operating loss improved modestly to a loss of $0.4 million in the second quarter of 2021 from a loss of $0.5 million in the second quarter of 2020 as a result of an increase in gross profit offset by higher operating expenses due to the reinstatement of pre-pandemic employee compensation, which included the impact of $3.6 million of government subsidies received in the prior year. Gross profit improved primarily due to higher sales volumes of higher-margin products and lower manufacturing costs from improved operating efficiencies, partially offset by increased costs due to material and freight cost inflation.

Nuvera Results
Nuvera's revenues decreased to $0.3 million in the second quarter of 2021 from $0.7 million in the second quarter of 2020. The revenue decrease was primarily the result of fewer sales of fuel cell engines for lift truck battery-box replacements. With the finalization and certifications of Nuvera's 45kW and 60kW engines, Nuvera continues to focus on ramping up its commercial programs and increasing its sales pipeline in all major geographic areas. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and supply chain constraints have delayed Nuvera's ability to finalize and ship revenue-generating orders for its larger engines.
Nuvera's second-quarter 2021 operating loss increased to $9.0 million from $8.3 million in the second quarter of 2020. The higher operating loss was primarily attributable to the reinstatement of pre-pandemic salaries and benefits and the absence of a $0.6 million gain on sale of assets recognized in the prior year.

Business Prospects
Lift truck markets continued to grow during the 2021 second quarter, but not at the growth rates seen in the fourth quarter of 2020 and first quarter of 2021. The global lift truck market increased more than 70% over the second quarter of 2020 when the global economy was experiencing the peak of global pandemic-related shutdowns. Compared to the first quarter of 2021, the global lift truck market increased 4.7% primarily driven by an 11.9% increase in EMEA. The market improvements over the first quarter combined with the Company's share gain programs, as well as long lead times and the pull forward of orders before price increases went into effect, translated into an increase in the Company's 2021 second-quarter bookings that exceeded market growth.
The lift truck market growth for the remainder of the year is expected to decrease compared with the high levels in the first half of 2021 as markets begin to return toward pre-pandemic levels. As a result, the lift truck business is anticipating a substantial decrease in bookings in the second half of 2021 compared with the first half of 2021. Nevertheless, as a result of the strategic projects which Hyster-Yale continues to pursue at each of its businesses, the Company expects increased bookings in the second half of 2021 over the second half of 2020 at levels higher than the expected year-over-year market growth rate. These strategic projects gained traction in the first half of 2021, although definitive time frames for achieving full potential share gain results are still uncertain due both to the timing of the full impact of the strategic projects and the continuing financial impact of the pandemic and subsequent pandemic-related supply chain and cost challenges.
While recent Lift Truck and Bolzoni market and bookings activity have been strong and better than expected, the level of future bookings and the resulting shipments are still uncertain. Overall, Hyster-Yale continues to operate on the assumption that the economic and market environment will remain difficult for at least the remainder of the year until COVID-19 and its variants are mitigated through the broad acceptance of vaccinations and subsequent herd immunity, and related supply chain issues are resolved.

Early in 2020, the Company put in place plans to mitigate the impact of declining markets and bookings and the consequential impact of reduced manufacturing activity from pandemic-related shutdowns by initiating cost reduction measures. These measures included spending and travel restrictions, significant reductions in temporary personnel, furloughs, salary reductions and suspension of other benefits, including incentive compensation. Effective January 1, 2021, the Company reinstated pre-pandemic salaries, benefits and incentive compensation programs. The other cost containment actions are generally still in place, and are expected to remain so until market and economic uncertainty dissipates and results improve.
In the 2020 fourth quarter, the Lift Truck business restructured some of its operations to create a lower long-term cost structure. The Company anticipates it will incur charges of approximately $0.8 million in the remainder of 2021 for additional costs related to this restructuring. Estimated benefits from this restructuring program are expected to be approximately $9 million annually beginning in 2022.
The Lift Truck business adjusted production levels at its manufacturing plants early in 2020 to align them more closely with the lower market demand and target bookings levels and has been building those levels back up moderately over the past 12 months. Given the strong bookings in the prior year fourth quarter and the first half of 2021, as well as backlog levels at historic highs, higher build rates at first appeared reasonable for 2021, but as a result of continuing supply chain and logistics constraints, Hyster-Yale Group and Bolzoni have not been able to achieve the production levels originally planned for the first half of 2021. The Company is beginning to see improvement in the supply chain, but production levels are expected to experience continued disruption in the third quarter of 2021, with easing anticipated in the fourth quarter. However, the Company hopes that these challenges will abate sooner and production levels will be able to be increased above currently planned rates for the second half of the year. Significant material cost inflation and higher freight costs are also expected to continue into the second half of the year, and the non-renewal of tariff exclusions is also expected to affect the cost of components in the second half of 2021. Both the Lift Truck business and Bolzoni have announced and implemented price increases to moderate the effect of material cost inflation but many of the orders in the backlog slotted for production in 2021 do not reflect the full effect of these price increases. As a result, the Company expects to continue to experience margin pressure throughout the second half of 2021 due to the lag between when these price increases went into effect and when they are effective since customer orders in the backlog are generally price protected. The Company will continue to work closely with suppliers to increase component supply levels and its production levels. However, the Company anticipates that commodity costs will remain elevated through the second half of the year, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy and to tariffs, and could be higher or lower than currently forecasted. The Company will continue to monitor potential future supply and logistics costs and tariffs closely and adjust pricing accordingly.
As a result of these factors, and the increase in costs associated with the reinstatement of pre-pandemic salaries and benefits and the loss of the COVID-related government subsidies, the Company expects substantially lower consolidated operating profit and net income in the second half of 2021 compared with the second half of 2020, primarily due to the Americas and EMEA Lift Truck businesses, with anticipated operating and net losses in the third quarter of 2021 partly as a result of Hyster-Yale Group's seasonal third-quarter plant shutdowns. Bolzoni expects significant increases in operating profit and net income in the second half of the year compared with both the respective prior-year period and the first half of 2021.
While the Company's expectations for the 2021 second half have been based on the most recent information available, past quarters have shown that the effects of the pandemic on the economic and lift truck market environments can change expectations rapidly. Further Hyster-Yale shutdowns or supplier shortages could occur as a result of the new Delta variant that has emerged globally. Lockdown measures are still in place in a number of European and Asian countries to mitigate the spread of the COVID-19 virus and its variants, and similar actions could be taken by other countries. At this time, the lockdown measures in place have not required closure of the Company's plants. The Company is monitoring this situation, including closely monitoring a number of suppliers based in areas where COVID-19 cases are high. The Company continues to maintain procedures designed to limit the exposure of employees to COVID-19. However, Hyster-Yale is prepared to take further action if necessary to maintain the health and safety of its global workforce and to address additional production and supply chain issues that may develop. The Company remains committed to meeting the needs of dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree reasonably possible. More broadly, pandemic-related uncertainty and its effect on the supply chain continue to limit the Company's ability to forecast bookings and shipment levels past the third quarter of 2021.
Despite these challenges, the Company expects to increase its investment in working capital and other expenditures to support growth in its business. Capital expenditures are expected to be approximately $50 million in the second half of 2021. While the Company expects to make these substantial additional investments in the business during 2021, maintaining liquidity also continues to be a priority. At June 30, 2021, the Company's cash on hand was $87.5 million and debt was $345.7 million compared with cash on hand of $103.0 million and debt of $285.4 million at March 31, 2021. Term Loan debt increased with the refinancing of the Company's term loan in May 2021. In addition, as of June 30, 2021, the Company had unused borrowing capacity of approximately $313.9 million under the Company's existing revolving credit facilities, including the Company's recently refinanced Asset Backed Revolver, compared with $265.3 million at March 31, 2020.
Despite the potential volatility of near-term economic activity, the Company continues to execute its long-term strategy by focusing on advancing its key strategic initiatives. Collectively, the key projects underlying its strategic initiatives are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance. While essentially all of the projects required to execute these initiatives continue to move forward, in the context of the COVID-19 pandemic and current logistics challenges, the pace of certain projects has been given greater emphasis than others. In addition, certain accelerated projects have experienced delays as a result of the impact of pandemic-related challenges, although the continued increase in bookings and the Company's historically high backlog reinforce the long-term potential payoff from these programs.
At Hyster-Yale Group, product projects are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. While the Company continues to introduce a number of new products during this period, the primary focus continues to be on the Company's new modular and scalable product families covering both internal-combustion engine and electric trucks designed to provide customers with enhanced flexibility for meeting their application needs in addition to the benefit of low total cost of ownership. The introduction of the first of these new modular products, the standard version of the 2-to-3 ton internal-combustion engine lift truck for the EMEA market, was launched in April 2021. These new EMEA trucks have been very well received and the launch of this new range of the 2-to-3 ton counterbalanced trucks in other markets is expected to continue throughout 2021 and 2022.
The introduction of these new products has led to, and will continue to lead to, significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce long-term costs and improve quality as these new products are brought to market over time. Hyster-Yale Group’s largest manufacturing facilities, its Berea, Craigavon and Fuyang plants, are undergoing significant changes to accommodate these new products and significant investments are being made to expand the Berea and Craigavon plants. Further, the Company is accelerating plans to move certain production locations to provide permanent structural changes designed to reduce costs and optimize its manufacturing footprint.
The Company believes the modular nature of the new products being introduced will enhance its ability to meet customer needs at low cost, and with more specificity, both at the industry level and at the individual customer level. To capitalize on this capability, the Company has accelerated its focus on implementing comprehensive industry strategies and investing in industry-focused sales capabilities to support its dealers. Given the COVID-19 environment, the Company has also focused on enhancing its remote selling capabilities through technology and IT enhancements.

Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is also focused on increasing its Americas business and strengthening its ability to serve industries in the North America market by introducing a broader range of locally produced attachments with shorter lead times to serve its customer base and through continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant.
Nuvera continues to focus on serving heavy-duty applications, particularly bus and truck applications, with its 45kW and 60kW engines, which were both released for sale late in 2020. As a result of those milestones, Nuvera accelerated the 45kW and 60kW engine commercialization operations for the global market and has been focusing on ramping up demonstrations, quotes and bookings of these products in 2021. In addition, Nuvera has initiated development of a new 125kW engine and also continues to focus on the forklift truck market.
Hyster-Yale believes that, despite significant current inflation and logistics issues, it is at an inflection point in its businesses as a result of the momentum of its strategic projects as they move to full implementation. While these initiatives may reduce the Company's near-term financial results, they are expected to position the Company with enhanced market position as market and component supply conditions return to more normal levels. Nevertheless, the Company recognizes that the timing and shape of the market recovery remains uncertain, and it will continue to maintain its contingency plans which are designed to respond appropriately and with agility to changing conditions. Once the COVID-19 pandemic and its resulting effects have fully abated and markets have returned to normal, the Company believes the full impact of these projects will lead to significant profitability improvements for a number of years into the future.
In summary, the Company's strategy for the longer term is clear and transformative. Key projects, as well as explicit objectives for the Hyster-Yale Group, Bolzoni and Nuvera businesses, support this long-term strategy, but nearer-term prospects, particularly in 2021, are uncertain as a result of a number of abnormal, largely external, influences. These influences include the direct impact of the COVID-19 pandemic on some markets, suppliers' manufacturing levels around the world and logistics issues, which collectively create supply and cost challenges, as well as the timing of adoption rates for key fuel cell market segments. Importantly, the Company has a record lift truck backlog and a strong current booking environment. Future increased shipment opportunities are very significant. However, when these increases will occur, given the supply and logistics challenges, is difficult to forecast.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 4, 2021 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/6061423 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through August 11, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that

EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery, and other supply chain disruptions, or increases in costs, including materials and transportation costs, shortages, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are re-established, (3) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing, (8) the political and economic uncertainties in the countries where the Company does business, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
	(In millions, except per share data)

Revenues	$765.6	$654.4	$1,497.8	$1,440.1
Cost of sales	649.2	550.8	1,263.0	1,199.8
Gross Profit	116.4	103.6	234.8	240.3
Selling, general and administrative expenses	110.5	94.9	225.8	211.4
Operating Profit	5.9	8.7	9.0	28.9
Other (income) expense
Interest expense	3.8	3.3	6.6	7.6
Income from unconsolidated affiliates	(3.6)	(0.8)	(5.6)	(2.4)
Other, net	5.8	4.5	(0.4)	2.3
Income (Loss) before Income Taxes	(0.1)	1.7	8.4	21.4
Income tax provision (benefit)	(2.4)	(2.3)	—	1.8
Net income attributable to noncontrolling interests	(0.4)	(0.4)	(0.9)	(0.7)
Net Income Attributable to Stockholders	$1.9	$3.6	$7.5	$18.9

Basic Earnings per Share	$0.11	$0.21	$0.45	$1.13

Diluted Earnings per Share	$0.11	$0.21	$0.45	$1.13

Basic Weighted Average Shares Outstanding	16.815	16.787	16.813	16.753
Diluted Weighted Average Shares Outstanding	16.860	16.795	16.851	16.791

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2020	12/31/2020	3/31/2021	6/30/2021	LTM 6/30/2021
	(In millions)
Net Income Attributable to Stockholders	$5.1	$13.1	$5.6	$1.9	$25.7
Noncontrolling interest income	0.6	0.1	0.5	0.4	1.6
Income tax provision (benefit)	0.7	1.2	2.4	(2.4)	1.9
Interest expense	3.1	3.0	2.8	3.8	12.7
Interest income	(0.4)	(0.2)	(0.1)	(0.1)	(0.8)
Depreciation and amortization expense	11.0	11.1	11.7	11.6	45.4
EBITDA*	$20.1	$28.3	$22.9	$15.2	$86.5

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
	(In millions)
Revenues
Americas	$479.1	$454.8	$938.8	$1,005.5
EMEA	175.1	120.1	345.8	272.2
JAPIC	65.0	48.0	125.5	92.6
Hyster-Yale Group	$719.2	$622.9	$1,410.1	$1,370.3
Bolzoni	84.8	64.2	164.3	152.1
Nuvera	0.3	0.7	0.3	2.1
Eliminations	(38.7)	(33.4)	(76.9)	(84.4)
Total	$765.6	$654.4	$1,497.8	$1,440.1

Gross profit (loss)
Americas	$70.4	$74.9	$145.7	$174.6
EMEA	26.6	15.7	50.1	35.0
JAPIC	6.2	4.2	12.8	8.7
Hyster-Yale Group	$103.2	$94.8	$208.6	$218.3
Bolzoni	15.8	11.5	32.2	28.4
Nuvera	(2.5)	(3.2)	(5.8)	(5.8)
Eliminations	(0.1)	0.5	(0.2)	(0.6)
Total	$116.4	$103.6	$234.8	$240.3

Operating profit (loss)
Americas	$13.6	$23.3	$28.2	$61.8
EMEA	3.7	(2.8)	3.8	(7.3)
JAPIC	(1.9)	(3.5)	(4.4)	(9.5)
Hyster-Yale Group	$15.4	$17.0	$27.6	$45.0
Bolzoni	(0.4)	(0.5)	0.4	2.2
Nuvera	(9.0)	(8.3)	(18.8)	(17.7)
Eliminations	(0.1)	0.5	(0.2)	(0.6)
Total	$5.9	$8.7	$9.0	$28.9

Net income (loss) attributable to stockholders
Americas	$5.0	$13.5	$14.5	$41.3
EMEA	3.9	(1.5)	4.8	(4.6)
JAPIC	0.4	(1.1)	(1.8)	(5.7)
Hyster-Yale Group	$9.3	$10.9	$17.5	$31.0
Bolzoni	(0.6)	(0.6)	—	2.1
Nuvera	(6.6)	(5.8)	(10.4)	(12.5)
Eliminations	(0.2)	(0.9)	0.4	(1.7)
Total	$1.9	$3.6	$7.5	$18.9

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2021	2020
	(In millions)
Net cash used for operating activities	$(100.7)	$(12.0)
Net cash provided by (used for) investing activities	0.8	(23.3)
Cash Flow Before Financing Activities	$(99.9)	$(35.3)

	June 30, 2021	December 31, 2020
	(In millions)
Debt	$345.7	$289.2
Cash	87.5	151.4
Net Debt	$258.2	$137.8